UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2005
COMMUNITY FIRST, INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	0-49966	04-3687717
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

501 South James M. Campbell Blvd.
Columbia, Tennessee	38401
(Address of Principal Executive Offices)	(Zip Code)
(931) 380-2265
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 15, 2005, Community First Capital Trust II (“CF Trust”), a Delaware statutory trust subsidiary of Community First, Inc. (the “Company”), issued $5,000,000 of its trust preferred securities to institutional investors. CF Trust purchased $5,155,000 of the Company’s Junior Subordinated Debt Securities due September 1, 2035 (the “Subordinated Debentures”) and the Company guaranteed, pursuant to a guarantee agreement, payment obligations of CF Trust under the trust preferred securities. Proceeds of the issuance will provide additional capital to Community First Bank & Trust, a Tennessee-chartered commercial bank. The Subordinated Debentures (and CF Trust’s trust preferred securities) will be payable in 2035 and, until December 15, 2005, will bear interest at an annual rate equal to 5.33375% and thereafter at a floating rate equal to three-month LIBOR plus 1.50%. The Company may defer the payment of interest at any time for a period up to twenty consecutive quarters provided the deferral period does not extend past the stated maturity. Except upon the occurrence of certain events resulting in a change in the capital treatment or tax treatment of the Subordinated Debentures or resulting in CF Trust being deemed to be an investment company required to register under the Investment Company Act of 1940, the Company may not redeem the Subordinated Debentures until after September 15, 2010 and, if redeemed prior to September 15, 2009, must be redeemed at a premium to the principal amount.
Item 7.01. Regulation FD Disclosure.
     The information set forth in Item 2.03 above is incorporated by reference as if fully set forth herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.
By:	/s/ Marc R. Lively
Marc R. Lively
Chief Executive Officer/President

Date: September 15, 2005

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